Vertex Energy Inc. 8-K

Exhibit 10.11

daTED	1 april 2022

(1)	VERTEX REFINING ALABAMA LLC
(2)	Macquarie Energy North America Trading Inc.

ORIGINAL/COUNTERPART

INVENTORY SALES AGREEMENT

EXECUTION VERSION

CONTENTS

clause

1	DEFINITIONS	1
2	ASSIGNMENT AND CONVEYANCE	2
3	DETERMINATION OF INVENTORY	3
4	PAYMENT AND PRICING	3
5	MISCELLANEOUS	5

CONTENTS PAGE 2

THIS INVENTORY SALES AGREEMENT (this “Agreement”), is made and entered into as of 1 April 2022.

BETWEEN:

(1)	Vertex Refining Alabama LLC (“Seller”); and
(2)	Macquarie Energy North America Trading Inc. (“Buyer”),

each referred to individually as a “Party” and collectively, the “Parties”.

recitals

(A)	WHEREAS, Seller owns and operates a crude oil refinery and related assets located in Mobile, Alabama (the “Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products;
(B)	WHEREAS, Seller and Buyer have entered into a Supply and Offtake Agreement, dated 1 April 2022 (the “S&O Agreement”), pursuant to which, among other things, it is contemplated that, the Buyer shall (a) on the Commencement Date, purchase from the Seller all Crude Oil and Products then being stored at the Included Storage Locations; (b) purchase from the Seller certain Products produced by the Refinery during the term of the S&O Agreement; (c) sell and deliver Crude Oil and Products to the Seller and certain Customers of the Company pursuant to the terms of the S&O Agreement; (d) provide certain other accommodations to the Seller based on Crude Oil and Products being stored at Company Storage Locations from time to time and otherwise being purchased and sold pursuant to the terms of the S&O Agreement;
(C)	WHEREAS, as a condition (among others) to the Buyer’s obligations under the S&O Agreement, on the Commencement Date, the Seller is to sell to Buyer all Crude Oil and Products then being held at the Included Storage Locations on such date;
(D)	WHEREAS, to satisfy such condition, and to set forth their agreements regarding the protocols to be used for measuring the quantity and quality of Crude Oil and Products being sold by the Seller and to establish the prices to be paid for such Crude Oil and Products by the Buyer, the Seller and the Buyer are entering into this Agreement; and
(E)	NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, subject to the terms and conditions hereinafter set forth, agree as follows:
1	DEFINITIONS
1.1	Definitions.

All capitalized terms used, but that are not otherwise defined, in the body of this Agreement shall have the meanings ascribed to such terms in the S&O Agreement. The following terms shall have the following meanings for the purposes of this Agreement:

"Average Current Month Pricing Benchmark" means, in respect of a calendar month and a Product Group, an amount equal to the sum of the Current Month Pricing Benchmark applicable to the relevant Product Group for each Quotation Day in such calendar month; divided by the number of Quotation Days in that calendar month; provided, however, that for the purposes of calculating the Estimated Commencement Date Value, the "Average Current Month Pricing Benchmark" for a Product Group shall be calculated by taking into account only those Quotation Days from (and including) 1 March 2022 to (and including) 25 March 2022.

“BS&W” means basic sediment and water.

“Buyer” has the meaning set forth in the introductory paragraph immediately preceding the Recitals.

“Crude and Product Inventory” means all Crude Oil, Products and Product Linefill that are held in the Included Storage Locations as of, and owned by Seller immediately prior to, the Inventory Transfer Time.

“CT” means the prevailing time in the Central time zone of the United States of America.

“Definitive Commencement Date Value” means the value calculated by the Buyer in accordance with Section 4.3.1.

“Estimated Commencement Date Value” has the meaning set forth in Section 4.1.2.

“Independent Inventory Report” has the meaning set forth in Section 3.3 of this Agreement.

“Inventory Transfer Time” means 12:00:01 a.m. CT on the Commencement Date.

“Parties” and “Party” have the meanings set forth in the introductory paragraph immediately preceding the Recitals.

“Price Adjustment” has the meaning set forth in Section 4.4 of this Agreement.

“Product Linefill” means, at any time and for any grade of Product, the aggregate volume of linefill of that Product on the Included Product Pipelines for which the Buyer will be treated as the exclusive owner by the Included Product Pipelines from (and including) the Commencement Date; provided that such volume shall be determined by using the volumes reported on the monthly or daily statements, as applicable, from the Included Product Pipelines.

“Projected Inventory Report” has the meaning set forth in Section 4.1.1 of this Agreement.

"Quotation Days" means, in respect of a Product Group, a quotation day for the relevant pricing index, formula or benchmark set out in Schedule H to the S&O Agreement.

“Refinery” has the meaning set forth in the Recitals of this Agreement.

“S&O Agreement” has the meaning specified in the Recitals hereto.

“Sales Statement” has the meaning set forth in Section 4.3.1 of this Agreement.

“Seller” has the meaning set forth in the introductory paragraph immediately preceding the Recitals.

“Shell” means the “Seller” as such term is defined in the Refinery SPA.

2	ASSIGNMENT AND CONVEYANCE
2.1	Assignment, Purchase and Conveyance.

Effective upon the Inventory Transfer Time, Seller shall, and hereby does, assign, transfer and deliver unto Buyer, and Buyer shall and hereby does purchase from Seller, all of Seller’s right, title, and interest in and to all of the Crude and Product Inventory, free and clear of all Liens, claims and encumbrances of any nature, other than Permitted S&O Liens, to have and to hold. Seller covenants and agrees to warrant and forever defend good title to the Crude and Product Inventory, free and clear of all Liens, claims and encumbrances of any nature, subject to Permitted S&O Liens, against the claims of all parties claiming the same by, through, or under Seller, but not otherwise.

2.2	Warranties and Representations of Conveying Party.

All representations and warranties of the Seller contained herein shall be true and correct on and as of the Commencement Date.

2.3	Disclaimer of Warranties.

SELLER DOES NOT MAKE ANY WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF SUCH CRUDE OIL OR PRODUCTS FOR ANY PARTICULAR PURPOSE OR OTHERWISE AND ALL SUCH WARRANTIES, CONDITIONS AND OTHER REPRESENTATIONS ARE HEREBY DISCLAIMED.

3	DETERMINATION OF INVENTORY
3.1	Inspection.

The Independent Inspection Company shall determine and report the quantity and quality of the physical inventory, except as described in Section 3.2.2 below. The cost of the Independent Inspection Company is to be borne by and is the sole responsibility of the Seller.

3.2	Physical Inventory.
3.2.1	The Independent Inspection Company shall conduct a survey of the physical inventory at the Included Storage Locations and the Company Storage Locations as of the Inventory Transfer Time, except as described in Section 3.2.2 below. The Independent Inspection Company shall conduct such survey of the physical inventory in accordance with its customary procedures and in accordance with the latest ASTM standards and principles then in effect, provided that the Independent Inspection Company shall be instructed by the Parties to maximize, to the extent reasonably practicable, the extent to which tank measurements are conducted on a static tank basis. Each of the Buyer and the Seller shall have the right to witness or appoint a representative to witness on its behalf, the survey of the physical inventory conducted by the Independent Inspection Company.
3.2.2	With respect to volumes (if any) located at any Crude Storage Tanks owned or operated by a third party, the physical inventory shall be determined by such third party at that location based on its normal month-end inventory determination procedures.
3.3	Disputes.

Either Party or their respective representatives present at the survey of the physical inventory conducted by the Independent Inspection Company at the Inventory Transfer Time may question or dispute the calculations and/or laboratory results of the Independent Inspection Company. The Parties shall use commercially reasonable efforts to ensure that any questions or disputes relating to the quantity and the qualitative laboratory results of the entire physical inventory shall be resolved by the Independent Inspection Company within three (3) Business Days after the receipt of the Independent Inspection Company quantity and quality report and the resolution by the Independent Inspection Company shall be final and binding on both Parties. Following resolution of any quantity and quality disputes, the agreed quantity and quality entries, together with the quantity (if any) determined under Section 3.2.2, shall be recorded in the physical inventory report (the “Independent Inventory Report”) and will become the official quantity and quality measurements of the Crude and Product Inventory as of the Inventory Transfer Time. Such recorded quantity shall be adjusted for BS&W and temperature corrected to 60 degrees Fahrenheit.

3.4	Independent Inventory Report.

The Parties shall use commercially reasonable efforts to procure that, within five (5) Business Days after the Inventory Transfer Time, the Independent Inspection Company shall provide the Parties with the Independent Inventory Report.

4	PAYMENT AND PRICING
4.1	Delivery of Estimated Commencement Date Value.
4.1.1	The Parties acknowledge that prior to the Commencement Date, the Seller has delivered to the Buyer a notice containing Shell’s provisional estimate of the Crude and Product Inventory in the Included Storage Locations determined in accordance with the Refinery SPA (the “Projected Inventory Report”).
4.1.2	Based on the Projected Inventory Report and such data as are then reasonably available and using, where applicable, the applicable Average Current Month Pricing Benchmark(s) calculated in respect of March 2022 or, in the case of Product Linefill, such other pricing measure as Buyer may select, in good faith and in a commercially reasonable manner, the Buyer shall, no later than two (2) Business Days prior to the Commencement Date, calculate and notify Seller of the pricing basis and value for the Projected Inventory Report (the “Estimated Commencement Date Value”) available at the Inventory Transfer Time. The Buyer shall include the Estimated Commencement Date Value and all supporting calculations used to determine it in the notice delivered to Seller.

4.2	Payment of Estimated Commencement Date Value.

On the Commencement Date, the Buyer shall pay to, or as directed by, the Seller an amount equal to the Estimated Commencement Date Value.

4.3	Crude and Product Inventory Sales Statement.
4.3.1	Promptly following the last day in April 2022, the Buyer shall calculate the Definitive Commencement Date Value using the data regarding the Crude and Product Inventory provided in the Projected Inventory Report delivered to the Buyer pursuant to section 4.1.1 above and deliver to Seller a statement including such calculated price (the “Sales Statement”). The Buyer shall use the applicable Average Current Month Pricing Benchmark(s) calculated in respect of April 2022 or, in the case of Product Linefill, such other pricing measure as Buyer may select in good faith and in a commercially reasonable manner, to price the various quantities set forth in the Projected Inventory Report. The Buyer shall include in the Sales Statement all supporting calculations and documentation used to determine the Definitive Commencement Date Value. Each of Buyer and Seller acknowledges and agrees that any volumetric differences between the Projected Inventory Report and the Independent Inventory Report provided by the Independent Inspection Company shall be taken into account to the extent it identifies an inaccuracy with the daily settlements under and in accordance with the terms of the Supply and Offtake Agreement through which, as set forth in Section 4.4 below, the Parties intend to effect a volumetric true up.
4.3.2	Unless the Seller gives notice to the Buyer on or before the third (3rd) Business Day after Seller’s receipt of the Sales Statement that Seller disputes the Definitive Commencement Date Value specified in the Sales Statement, the Definitive Commencement Date Value shall be as specified in the Sales Statement. If Seller gives timely notice to Buyer that it disputes the Definitive Commencement Date Value specified in the Sales Statement, the Parties shall consult in good faith and use all reasonable efforts to agree upon the calculation of the Definitive Commencement Date Value. If the Parties have not agreed on the Definitive Commencement Date Value within one (1) Business Day after the Buyer receives a notice of dispute from the Seller, the Buyer's original determination of the Definitive Commencement Date Value shall prevail.
4.4	Crude and Product Inventory Sales Price Adjustment.

Upon the final determination of the Definitive Commencement Date Value pursuant to Section 4.3, a true-up adjustment will be made in accordance with the provisions of this Section 4.4 (the “Price Adjustment”) or otherwise as may be agreed between the Parties. If the Definitive Commencement Date Value is greater than the Estimated Commencement Date Value paid by Buyer to Seller on the Commencement Date, then Buyer shall make a payment to Seller in an amount equal to such excess. If the Estimated Commencement Date Value is greater than the Definitive Commencement Date Value paid by Buyer to Seller on the Commencement Date, then the Seller shall make a payment to Buyer in an amount equal to such excess. Any such payment by Buyer or Seller shall be made by wire transfer of immediately available funds on or before 5:00 p.m. CT on the 3rd Business Day in May 2022. The Parties acknowledge and agree that any volumetric true-up based on the data set out in the Projected Inventory Report and the actual Crude Oil and Products sold by the Refinery to Macquarie shall be settled in accordance with the on-going purchase and sale mechanisms set out in the S&O Agreement.

4.5	Priced Cargos on the Commencement Date.

The Parties acknowledge and agree that certain cargos of Crude Oil which are the subject of Macquarie Crude Procurement Contracts with Shell Trading (US) Company have fully priced prior to the Commencement Date (“Fully Priced Cargos”). Accordingly, the price true-ups in Section 6.4 and Schedule C of the S&O Agreement will not apply to any such Fully Priced Cargos. Instead, on or promptly following the Commencement Date, Macquarie shall determine an amount equal to the product of:

(i)	the Current Month Pricing Benchmark in respect of Crude Oil, as in effect as of the Commencement Date; minus the volume weight average price per barrel across each of the Fully Priced Cargos; and
(ii)	the total volume of the Fully Priced Cargos,

(the “Fully Priced Cargos Adjustment Amount”)

If the Fully Priced Cargos Adjustment Amount is a positive amount it shall be payable by Macquarie to the Company, and if the Fully Priced Cargos Adjustment Amount is a negative amount, the absolute value of such amount shall be payable by the Company to Macquarie, in either case on or prior to the second Business Day immediately following the Commencement Date.

4.6	Taxes.

The Parties agree that the provisions of Article 16 of the S&O Agreement relating to tax matters shall apply to this Agreement and the transactions contemplated hereby to the same extent as if set forth herein in full (except that references to the “Company” shall be deemed to refer to the Seller hereunder and references to “Macquarie” shall be deemed to refer to the Buyer hereunder).

5	MISCELLANEOUS
5.1	Assignment.
5.1.1	This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
5.1.2	Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the consent of the other Party. Any attempted assignment in violation of this Section 5 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
5.2	Notices.

All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by email or nationally recognized overnight courier. A notice shall be deemed to have been received when transmitted by email to the other Party’s email address set forth in Schedule K of the S&O Agreement, or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule K of the S&O Agreement and to the attention of the person or department indicated. A Party may change its address or email address by giving written notice in accordance with this Section, which is effective upon receipt.

5.3	Severability.

In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of this Agreement will be null and void and the remainder of this Agreement will be binding on the Parties as if the unenforceable provisions had never been contained herein.

5.4	No Waiver, Cumulative Remedies.
5.4.1	The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, Event of Default or Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Default under, this Agreement, whether of a like kind or different nature.
5.4.2	Each and every right grant to the Parties under this Agreement or allowed it by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.
5.5	Entire Agreement; Amendment.

The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly Authorized Representatives.

5.6	GOVERNING LAW
5.6.1	This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.
5.6.2	Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in SCHEDULE K of the S&O Agreement. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.
5.6.3	EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.
5.7	Counterparts.

This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission, pdf or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

5.8	Further Assurances.

Both Seller and Buyer agree to execute and deliver, from time to time, such other and additional instruments, notices, transfer orders and other documents, and to do all such other and further acts and things as may be necessary to more fully and effectively transfer and assign the Crude and Product Inventory to Buyer.

[Signature page follows.]

Executed by MACQUARIE ENERGY NORTH AMERICA TRADING INC. acting by:

and

/s/ Daniel Vizel		/s/ Travis McCullough
Name: Daniel Vizel		Name: Travis McCullough
Title: Senior Managing Director		Title: Division Director

Executed by VERTEX REFINING ALABAMA LLC acting by:

and

/s/ Benjamin P. Cowart
Name: Benjamin P. Cowart
Title: President & Chief Executive Officer